                     OPTION TO PURCHASE BUSINESS AGREEMENT

     THIS OPTION AGREEMENT, entered into as of April 29, 1996, between CORE,
                                               --------
INC., a Massachusetts corporation ("CORE"), and Peter P. Greaney, M.D. ("Greaney").

     WHEREAS, CORE and Greaney have entered into an Employment Agreement of even date herewith pursuant to which Greaney will work part-time for CORE;

     WHEREAS, Greaney intends to continue to render services to the business known as Greaney Medical Group, Professional Corporation, including GMG Workcare and their related businesses and activities (collectively, the "Business");

     WHEREAS, Greaney is the sole owner of the Business;

     WHEREAS, in connection with such Employment Agreement, CORE has requested and Greaney is willing to grant an option to CORE to purchase the Business;

     NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt of which is hereby acknowledged by both parties, CORE and Greaney hereby agree as follows:

     1.  Grant of Option.  Greaney hereby irrevocably grants CORE the option to
         ---------------
purchase all the stock and equity in the Business for the Purchase Price (as defined below).

     2.  Purchase Price.  The Purchase Price shall be based upon a properly
         --------------
prepared financial statement of the Business on the Closing Date, and shall equal seventeen (17) times after-tax pro-forma net income of the Business for 1996 (with certain adjustments as mutually determined between the parties). For purposes of after tax calculations, a tax rate of forty (40%) shall be applied.

     Attached hereto as Exhibit A is a preliminary (non-binding) calculation
                        ---------
which is subject to further changes. In no event shall the Purchase Price be less than $8,118,000 or greater than $10,000,000.

     3.  Exercise.  CORE may exercise the Option at any time by delivering
         --------
written notice thereof to Greaney on or before December 31, 1996 (the "Notice of Intent"). The date such Notice of Intent is sent to Greaney is hereinafter referred to as the "Purchase Option Date". In the event of a "Change in Control" of CORE (as defined in Section 11, below), the date "December 31, 1996" in this Section 3 shall be changed to "the date 30 days after a Change in Control of CORE".

     Upon CORE's delivery of the Notice of Intent, the following provisions shall become operative:

          (a) Greaney shall sell the Business to CORE, or its nominee, at the price and terms set forth herein, and shall convey to CORE, or its nominee, good and marketable title thereto.

          (b) CORE shall pay the Purchase Price in shares of CORE common stock. At CORE's election, the transaction may be structured as a pooling of interests for accounting purposes. The CORE common stock shall be deemed to have a value equal to the average closing price of CORE common stock as quoted on the NASDAQ - National Market System for the ten (10) business days immediately prior to the Closing Date (the "Closing Date Price"). Such shares of CORE common stock shall be registered on a registration statement filed with the Securities and Exchange Commission or CORE shall grant Greaney registration rights with respect to such shares. Greaney acknowledges that such shares may be subject to pooling of interests accounting rules and SEC rules.

          (c) The date and time of closing shall be established by CORE and Greaney by mutual consent but shall be not later than ninety (90) days after the Purchase Option Date.

          (d) The transfer shall be pursuant to a Purchase Agreement in form mutually acceptable to CORE and Greaney which shall include, among other terms and conditions, appropriate representations and warranties of Greaney with respect to the assets, property and operations of the Business, the non-competition agreement of Greaney and appropriate provisions for indemnification of CORE by Greaney. Without limitation, the Purchase Agreement shall contain terms and conditions contained in other acquisition agreements previously entered into by CORE. CORE has provided Greaney a copy of its agreement with Cost Review Services, Inc. and will provide Greaney with a copy of its agreement with AmHealth, Inc., when final.

     4.   Due Diligence.  Greaney shall fully cooperate and permit CORE to
          -------------
conduct due diligence with respect to the Business after CORE's Notice of Intent to exercise the Option. To the extent CORE's resources permit, CORE may conduct preliminary due diligence review of the Business prior to the Notice of Intent in order to expedite the due diligence review process after the Notice of Intent. Notwithstanding CORE's Notice of Intent to exercise the Option or a definitive Purchase Agreement, CORE shall not be obligated to purchase the Business if CORE is not fully satisfied, in CORE's sole discretion, with its due diligence review of the Business. CORE and Greaney have entered into Confidentiality Agreements dated January 5, 1996. CORE and Greaney acknowledge that such Confidentiality Agreements are applicable to CORE's due diligence under this Agreement.

     5.   Representations and Warranties of Greaney.  Greaney hereby represents
          -----------------------------------------
and warrants to CORE that:

          (a)  Greaney is the sole owner of the Business.

          (b) This Option Agreement does not violate or breach any existing contract, agreement or understanding between Greaney, the Business or any other party.

          (c) Neither Greaney nor the Business shall take any action to deny CORE the benefits of this Agreement.

          (d) Greaney will not negotiate or have contacts with any other parties as to the sale of all or a portion of the Business. In the case of any inquiry from a party as to the possible acquisition of any stock or assets of the Business, Greaney will promptly advise such inquiring party of the existence of this Option Agreement. Additionally, Greaney will advise CORE of the inquiry.

     6.  Arbitration.  Any controversy or claim arising under or relating to
         -----------
this Agreement, or breach thereof, shall be settled by arbitration in Los Angeles, California in accordance with the rules of the American Arbitration Association as in effect from time to time. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

     7.  Assignability.  This Agreement shall be binding upon and inure to the
         -------------
benefit of the successors, assigns, personal representatives, heirs and legatees of the respective parties hereof. Any assignment of this Agreement shall require the written consent of both parties (which consent shall not be unreasonably withheld); provided, however, CORE's assignment of this Agreement to a wholly-owned subsidiary shall not require such written consent.

     8.  Entire Agreement.  This Agreement constitutes the entire Agreement
         ----------------
between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as are specifically set forth herein. Except as otherwise provided by this agreement, no amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     Both parties agree to make reasonable accommodations to each other to change the structure of the proposed transaction set forth in this Agreement due to the fact that the Business includes a California Professional Corporation.

     9.   Press Release; Public Announcement.  Neither Greaney nor the Business
          ----------------------------------
shall make any press release, public statement or other announcement with respect to the transactions described in this Agreement without CORE's prior express written consent. CORE, as a publicly held company, has certain disclosure obligations, and shall consult with Greaney prior to issuing any press release concerning the transactions described in this letter in order to reduce any potential adverse impact on Greaney or the Business.

     10.  Notices.  Any notice required or permitted under this Agreement shall
          -------
be sufficient if in writing and if sent by certified or registered mail, return receipt requested, to the parties at the following addresses:

               To Company at:

               CORE, INC.
               18881 Von Karman Avenue Suite 1750
               Irvine, CA 92715
               Attn:  Chairman of the Board of Directors

               with a copy to:

               Rich, May, Bilodeau & Flaherty, P.C.
               294 Washington Street
               Boston, MA 02108
               Attn:  Stephen M. Kane, Esq.

               To Executive at:

               Peter P. Greaney, M.D.
               333 South Anita Drive - Suite 630
               Orange, CA 92668

     11.  Rules of Construction; Heading and Validity.  This Agreement shall be
          -------------------------------------------
construed in accordance with the laws of Massachusetts.

     The headings contained in this Agreement are for reference only and shall not limit or otherwise affect the meaning of any provision of this Agreement.

     If any provision of this Agreement or portion of such provision, or the application thereof under any circumstances, is held invalid, the remainder of this Agreement (or the remainder of such provision) and the application thereof under other circumstances shall not be affected by such partial invalidity.

     For the purposes of this Agreement, a "Change in Control" of CORE shall be deemed to have occurred if:

     (i) there is a merger or consolidation of CORE in which CORE is not the continuing or surviving corporation;

     (ii) CORE sells substantially all its assets to a single purchaser or to a group of associated purchasers;

     (iii) at least two-thirds of the outstanding common stock of CORE is sold, exchanged or otherwise disposed of in one transaction or in a series of related transactions;

     (iv) any person or entity becomes directly or indirectly the owner or beneficial owner of 50% or more of CORE's outstanding common stock;

     (v) individuals who at the date hereof constitute the Board of Directors of CORE cease to constitute a majority thereof, provided that such
                                                           -------------
           change is the direct or indirect result of a proxy fight and contested election for positions on the Board;

     (vi) the involuntary termination of employment of CORE's Chairman of the Board and Chief Executive Officer; or

     (vii) the Board of Directors of CORE determines in its sole and absolute discretion that there has been a change in control of the Company.

     IN WITNESS WHEREOF, the parties to this Option Agreement have caused the same to be executed as of the 29th day of April, 1996.

                                    CORE, INC.


                                    By: /s/ GEORGE C. CARPENTER IV
                                        ------------------------------
                                         George C. Carpenter IV
                                         Chairman of the Board
                                         of Directors


                                        /s/ PETER P. GREANEY, M.D.
                                        ------------------------------
                                         Peter P. Greaney, M.D.



Attachments
- -----------

Exhibit A - Preliminary (Non-Binding) Purchase Price Calculation

                             GREANEY MEDICAL GROUP
                           VALUATION FOR CORE, INC.
                     BASED UPON 1996 FINANCIAL PROTECTION

                          GREANEY       MEDICAL     WORKCARE
        DESCRIPTION      CLINICAL          SURV          HCO        TOTAL
- -------------------------------------------------------------------------
       NET REVENUES     2,783,355     1,945,625           0     4,728,979
     DIRECT EXPENSE     2,038,242     1,495,479           0     3,533,721
- -------------------------------------------------------------------------
MARGIN CONTRIBUTION       745,112       450,146           0     1,195,258
                               27%           23%
    GENERAL & ADMIN       230,338       169,002           0       399,340
- -------------------------------------------------------------------------
INCOME BEFORE TAXES       514,774       281,144           0       795,918
   LESS TAXES (40%)      (205,910)     (112,458)          0      (318,367)
- -------------------------------------------------------------------------
         NET INCOME       308,864       168,687           0       477,551
=========================================================================
     VALUATION @17X     5,250,695     2,867,671           0     8,118,366
=========================================================================

NOTE: WHERE P. P. GREANEY @.2 FTE @ $130,000/YR
NOTE: WHERE HCO IS ELIMINATED AND $50,000 CAPITAL BUDGET.